Exhibit 99.1

GWG Holdings to Report Third Quarter 2020 Financial Results

DALLAS - GWG Holdings, Inc. (Nasdaq: GWGH), an innovative financial services firm based in Dallas, today announced it will issue a press release about its third quarter 2020 financial results on Monday, November 23, 2020. The Company will host a webcast that day at 4:30 p.m. EST to discuss the results.

The webcast will give viewers audio and access to PowerPoint slides that illustrate points made during the call. To register for the webcast, go to http://get.gwgh.com/q32020webcastinvite.

After the webcast is completed, a replay of it will be accessed at http://get.gwgh.com/q32020webcast.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is an innovative financial services firm based in Dallas, Texas that is a leader in providing investments that are non-correlated to the traded markets, and unique liquidity solutions and services for the owners of illiquid investments. Through its subsidiaries, The Beneficient Company Group, L.P. and GWG Life, LLC, GWGH owns and manages a diverse portfolio of alternative assets that, as of September 30, 2020, included $1.9 billion in life insurance policy benefits, and exposure to a diversified and growing loan portfolio secured by 122 professionally managed alternative investment funds.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Media Contact:

Dan Callahan

Director of Communication

GWG Holdings, Inc.

(612) 787-5744

dcallahan@gwgh.com